Exhibit 99.1

GUESS?, INC. REPORTS FISCAL YEAR 2026 SECOND QUARTER RESULTS
Revenues Increased to $773 Million, Up 6% in U.S. Dollars and 3% in Constant Currency
Delivered Operating Margin of 2.3%; Adjusted Operating Margin of 3.7%
GAAP EPS of $0.12 and Adjusted EPS of $0.26
LOS ANGELES, August 27, 2025 - Guess?, Inc. (NYSE: GES) today reported financial results for its second quarter ended August 2, 2025.

Carlos Alberini, Chief Executive Officer, commented, “We are pleased with our second quarter performance, as we delivered revenues ahead of our expectations for the period. Our improved revenues were mainly driven by stronger than expected comparable store sales in our European business and in our Americas Retail segment, which showed continued improvement in same store sales versus the prior quarter. During the period we managed margins and expenses well, which, coupled with the revenue growth, led to GAAP earnings per share within our range of expectations and better than expected adjusted earnings per share.”
Proposed Take-Private Transaction with Authentic Brands Group
On August 20, 2025, the Company announced that it had entered into a definitive agreement for certain existing Company shareholders (collectively, the “Rolling Stockholders”), including Maurice Marciano, Paul Marciano, Nicolai Marciano, and Carlos Alberini and certain of their respective trusts, foundations and affiliates, to enter into a strategic partnership with Authentic Brands Group LLC (“Authentic”), under which (1) Authentic will acquire 51% and the Rolling Stockholders will acquire 49% of substantially all of the Company’s intellectual property and (2) the Rolling Stockholders will acquire 100% of the Company’s operating assets (the “Proposed Transaction”). Under the terms of the Proposed Transaction, Guess? shareholders (other than the Rolling Stockholders) will receive $16.75 per share in cash and, upon completion, the Company’s common stock will no longer be listed on any public market. The Proposed Transaction is expected to close in the fourth quarter of fiscal year 2026, subject to certain conditions, including approval by the Company’s shareholders.
In light of the Proposed Transaction, the Company will not host a conference call in connection with its quarterly results, and is suspending its practice of providing and updating financial guidance for fiscal year 2026. For further detail concerning the Proposed Transaction, please refer to our Current Report on Form 8-K filed with the SEC on August 20, 2025. For further detail and discussion of our financial performance, please refer to our Quarterly Report on Form 10-Q for the second fiscal quarter ended August 2, 2025 upon its filing with the SEC.
Second Quarter Fiscal 2026 Results
For the second quarter of the fiscal year ending January 31, 2026 (“fiscal 2026”), the Company recorded GAAP net earnings of $6.2 million, compared to GAAP net loss of $10.6 million for the same prior-year quarter. The results for the second quarter of fiscal 2026 included a net $1.1 million unrealized gain compared to a net $40.5 million unrealized loss in the same prior-year quarter, due to the change in fair value of the derivatives related to the Company’s convertible senior notes due 2028 (the “2028 Notes”) and the related convertible note hedge. GAAP diluted net earnings per share (“EPS”) was $0.12 for the second quarter of fiscal 2026, compared to GAAP diluted net loss per share of $0.28 for the same prior-year quarter. The Company estimates a positive impact from its share buybacks of $0.01 and a positive impact from currency of $0.04 on GAAP diluted EPS in the second quarter of fiscal 2026 when compared to the same prior-year quarter.

For the second quarter of fiscal 2026, the Company’s adjusted net earnings was $13.8 million, a 40% decrease from $23.0 million for the same prior-year quarter. Adjusted diluted EPS decreased 38% to $0.26, compared to $0.42 for the same prior-year quarter. The Company estimates a positive impact from its share buybacks of $0.01 and a positive impact from currency of $0.04 on adjusted diluted EPS in the second quarter of fiscal 2026 when compared to the same prior-year quarter.
Net Revenue. Total net revenue for the second quarter of fiscal 2026 increased 6% to $772.9 million from $732.6 million in the same prior-year quarter. In constant currency, net revenue increased by 3%.
•Europe revenues increased 14% in U.S. dollars and 9% in constant currency. Retail comparable sales (including e-commerce) increased 11% in U.S. dollars and 5% in constant currency. The inclusion of our e-commerce sales negatively impacted the retail comparable sales percentage by an immaterial amount in U.S. dollars and 1% in constant currency.
•Americas Retail revenues decreased 1% in both U.S. dollars and constant currency. Retail comparable sales (including e-commerce) decreased 5% in both U.S. dollars and constant currency. The inclusion of our e-commerce sales negatively impacted the retail comparable sales percentage by an immaterial amount in both U.S. dollars and constant currency.
•Americas Wholesale revenues decreased 11% in U.S. dollars and 10% in constant currency.
•Asia revenues increased 3% in U.S. dollars and 2% in constant currency. Retail comparable sales (including e-commerce) decreased 2% in both U.S. dollars and constant currency. The inclusion of our e-commerce sales negatively impacted the retail comparable sales percentage by 2% in both U.S. dollars and constant currency.
•Licensing revenues decreased 10% in both U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for the second quarter of fiscal 2026 decreased 62.1% to $18.1 million (including a $0.9 million favorable currency translation impact), from $47.8 million in the same prior-year quarter. GAAP operating margin in the second quarter of fiscal 2026 decreased 4.2% to 2.3%, from 6.5% for the same prior-year quarter, driven primarily by a gain on the sale of assets recognized in the same prior-year quarter, higher expenses, including store costs and advertising, higher Proposed Transaction costs, unfavorable business mix and higher markdowns. The positive impact of currency on operating margin for the quarter was approximately 20 basis points.
For the second quarter of fiscal 2026, adjusted earnings from operations decreased 25.0% to $28.5 million, from $37.9 million in the same prior-year quarter. Adjusted operating margin decreased 1.5% to 3.7%, from 5.2% for the same prior-year quarter, driven primarily by higher expenses, including store costs and advertising, unfavorable business mix and higher markdowns.

•Operating margin for the Company’s Europe segment increased 0.8% to 10.6% in the second quarter of fiscal 2026, from 9.8% in the same prior-year quarter, driven primarily by the favorable impact of higher revenues and favorable currency impact, partially offset by higher expenses, including higher advertising and store costs, and higher markdowns.
•Operating margin for the Company’s Americas Retail segment decreased 5.2% to negative 3.7% in the second quarter of fiscal 2026, from 1.5% in the same prior-year quarter, driven primarily by higher expenses, including higher advertising and store costs, the unfavorable impact from negative retail comparable sales, higher markdowns and lower initial markups, partially offset by the impact of newly acquired businesses.

•Operating margin for the Company’s Americas Wholesale segment improved 0.7% to 19.6% in the second quarter of fiscal 2026, from 18.9% in the same prior-year quarter, driven primarily by higher product margin, partially offset by the impact of lower revenues.
•Operating margin for the Company’s Asia segment decreased 4.5% to negative 6.8% in the second quarter of fiscal 2026, from negative 2.3% in the same prior-year quarter, driven primarily by the impact of unfavorable business mix.
•Operating margin for the Company’s Licensing segment increased 2.1% to 95.4% in the second quarter of fiscal 2026, from 93.3% in the same prior-year quarter.
Other income (expense), net. Other income, net for the second quarter of fiscal 2026 was $2.1 million compared to other expense, net of $39.9 million for the same prior-year quarter. The change was primarily due to the fair value remeasurement of derivatives related to the 2028 Notes and the related convertible note hedge resulting in a net unrealized gain of $1.1 million in the second quarter of fiscal 2026, compared to a net unrealized loss of $40.5 million in the same prior-year quarter.
Six-Month Period Results
For the six months ended August 2, 2025, the Company recorded GAAP net loss of $26.7 million, compared to GAAP net earnings of $2.4 million for the same prior-year period. The results for the six months ended August 2, 2025 included a net unrealized loss of $3.2 million compared to $2.0 million in the same prior-year period due to the change in fair value of the derivatives related to the 2028 Notes and the related convertible note hedge. GAAP diluted net loss per share was $0.53 for the six months ended August 2, 2025, compared to GAAP diluted EPS of $0.04 during the same prior-year period. The Company estimates a negative impact from its share buybacks of $0.02 and a positive impact from currency of $0.12 on GAAP diluted net loss per share for the six months ended August 2, 2025 when compared to the same prior-year period.
For the six months ended August 2, 2025, the Company recorded adjusted net loss of $8.5 million, compared to adjusted net earnings of $9.1 million for the same prior-year period. Adjusted diluted net loss per share was $0.17, compared to adjusted diluted EPS of $0.16 for the same prior-year period. The Company estimates a minimal impact from its share buybacks and a positive impact from currency of $0.12 on adjusted diluted EPS during the six months ended August 2, 2025 when compared to the same prior-year period.
Net Revenue. Total net revenue for the six months ended August 2, 2025 increased 7% to $1.42 billion, from $1.32 billion in the same prior-year period. In constant currency, net revenue increased by 7%.
•Europe revenues increased 11% in U.S. dollars and 9% in constant currency. Retail comparable sales (including e-commerce) increased 4% in U.S. dollars and 1% in constant currency. The inclusion of our e-commerce sales negatively impacted the retail comparable sales percentage by an immaterial amount in U.S. dollars and constant currency.
•Americas Retail revenues increased 3% in U.S. dollars and 5% in constant currency. Retail comparable sales (including e-commerce) decreased 8% in U.S. dollars and 6% in constant currency. The inclusion of our e-commerce sales negatively impacted the retail comparable sales percentage by 1% in both U.S. dollars and constant currency.
•Americas Wholesale revenues increased 21% in U.S. dollars and 24% in constant currency.

•Asia revenues decreased 10% in U.S. dollars and 9% in constant currency. Retail comparable sales (including e-commerce) decreased 14% in U.S. dollars and 12% in constant currency. The inclusion of our e-commerce sales negatively impacted the retail comparable sales percentage by 2% in both U.S. dollars and constant currency.
•Licensing revenues decreased 12% in both U.S. dollars and constant currency.
Earnings (Loss) from Operations. GAAP loss from operations for the six months ended August 2, 2025 decreased to $15.2 million (including a $3.4 million unfavorable currency translation impact), from earnings from operations of $27.9 million in the same prior-year period. GAAP operating margin in the six months ended August 2, 2025 decreased 3.2% to negative 1.1%, from 2.1% in the same prior-year period, driven primarily by a gain on the sale of assets recognized in the same prior-year period, the unfavorable impact of business mix, higher expenses, including higher advertising expenses and store costs. The negative impact of currency on operating margin for the six months ended August 2, 2025 was approximately 10 basis points.
For the six months ended August 2, 2025, adjusted earnings from operations decreased 91.2% to $2.7 million, from $30.3 million in the same prior-year period. Adjusted operating margin decreased 2.1% to 0.2% for the six months ended August 2, 2025, from 2.3% in the same prior-year period, driven primarily by the unfavorable impact of business mix and higher expenses, including higher advertising expenses and store costs.
•Operating margin for the Company’s Europe segment decreased 0.5% to 5.0% in the six months ended August 2, 2025, from 5.5% in the same prior-year period, driven primarily by higher expenses, partially offset by the favorable impact of higher revenues.
•Operating margin for the Company’s Americas Retail segment decreased 4.5% to negative 6.9% in the six months ended August 2, 2025, from negative 2.4% in the same prior-year period, driven primarily by the unfavorable impact from negative retail comparable sales and higher expenses.
•Operating margin for the Company’s Americas Wholesale segment decreased 0.8% to 19.7% in the six months ended August 2, 2025, from 20.5% in the same prior-year period, driven primarily by the impact of higher expenses and lower product margin, partially offset by the favorable impact of higher revenues.
•Operating margin for the Company’s Asia segment decreased 6.9% to negative 4.9% in the six months ended August 2, 2025, from 2.0% in the same prior-year period, driven primarily by the unfavorable impact of lower revenues.
•Operating margin for the Company’s Licensing segment increased 1.2% to 93.8% in the six months ended August 2, 2025, from 92.6% in the same prior-year period, mainly due to the favorable impact of lower expenses.
Loss on Extinguishment of Debt. In March 2024, the Company issued approximately $12.1 million principal amount of additional convertible senior notes due April 2028 (together with the additional convertible senior notes issued in January 2024, the “Additional 2028 Notes”) in exchange for approximately $14.6 million of its outstanding convertible senior notes due April 2024 (the “2024 Notes”). The Additional 2028 Notes have the same terms, constitute a single series with, and have the same CUSIP number as the other outstanding convertible senior notes due April 2028 (together with the Additional 2028 Notes, the “2028 Notes”; collectively with the 2024 Notes, the “Notes”). Immediately following the closing of this transaction, approximately $33.5 million of the 2024 Notes remained outstanding, all of which were settled upon maturity during April 2024. As a result of the transaction, the Company recognized a $2.0 million loss on extinguishment of debt during the first quarter of fiscal 2025.
Other income (expense), net. Other income, net for the six months ended August 2, 2025 was $3.5 million compared to other expense, net of $4.1 million for the same prior-year period. The change was primarily due to net realized and unrealized gains from foreign currency exposures compared to the net losses for the same prior-year period, partially offset by higher net realized and unrealized losses on foreign exchange currency contracts compared to the same prior-year period.
rag & bone Acquisition
On April 2, 2024, the Company and global brand management firm WHP Global completed the previously announced acquisition of New York-based fashion brand rag & bone. Under the terms of the agreement, the Company acquired all the rag & bone operating assets and assumed the related operating liabilities of the business. In addition, a joint venture owned 50% each by the Company and WHP Global acquired rag & bone’s intellectual property. As of April 2, 2024, the Company integrated rag & bone into its existing segments.
Dividends
The Company’s Board of Directors approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on September 26, 2025 to shareholders of record as of the close of business on September 10, 2025.
Presentation of Non-GAAP Information
The financial information presented in this release includes non-GAAP financial measures, such as adjusted results, constant currency financial information and free cash flows. The adjusted measures exclude the impact of certain professional service and legal fees and related (credits) costs, costs incurred in connection with the evaluation of the Proposed Transaction (as defined herein), transaction costs in connection with the Company’s acquisition of rag & bone, separation charges related to the transition of the operations of the Company’s U.S. distribution center, restructuring costs and charges incurred in connection with the planned exit of certain retail stores in North America and Greater China (consisting of mainland China, Hong Kong, Macau and Taiwan), gain on the sale of the U.S distribution center and settlement of the related interest rate swap, asset impairment charges, net (gains) losses on lease modifications, loss on extinguishment of debt, non-cash amortization of debt discount of the Company’s convertible senior notes, fair value remeasurement of derivatives related to the 2028 Notes and the related convertible note hedge, the related income tax effects of the foregoing items and the impact from certain discrete income tax adjustments related primarily to the impact from changes in the income tax law in certain jurisdictions, in each case where applicable. The weighted average diluted shares outstanding used for adjusted diluted earnings (loss) per share excludes the dilutive impact of the Notes, based on the bond hedge contracts in place. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.
The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.
This release includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and considers the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.
The Company includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.
About Guess?
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. Guess? also markets, distributes and operates stores for rag & bone, a lifestyle fashion brand. As of August 2, 2025, the Company directly operated 1,062 retail stores in Europe, the Americas and Asia. The Company’s partners and distributors operated 527 additional retail stores worldwide. As of August 2, 2025, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release, such as statements related to the Proposed Transaction, including expected timing and outcome, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact are forward-looking statements. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” “proposed,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.
Factors which may cause actual results to differ materially from current expectations include, among others: the risk that the Proposed Transaction may not be completed in a timely manner or at all; the failure to satisfy any of the conditions to the proposed pre-closing restructuring described in the merger agreement or to the consummation of the Proposed Transaction, including the receipt of certain regulatory approvals; the failure to obtain requisite stockholder approvals; the effect of the announcement or pendency of the Proposed Transaction on the Company’s business relationships, operating results and business generally; the Company’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, suppliers, licensees, landlords and others with whom it does business, in light of the Proposed Transaction; unexpected costs, charges or expenses resulting from the Proposed Transaction; potential litigation relating to the Proposed Transaction that could be instituted against the parties to the merger agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; certain restrictions during the pendency of the Proposed Transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the possibility that the Proposed Transaction may not be completed in accordance with the parties’ expected plans or at all; sanctions and export controls targeting Russia and other impacts related to the war in Ukraine; impacts related to the Israel-Hamas war; impacts related to public health crises; changes to estimates related to impairments, inventory and other reserves; unexpected or unseasonable weather conditions, catastrophic events or natural disasters; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; errors in our assumptions, estimates and judgments related to tax matters; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; violations of, or changes to, domestic or international laws and regulations; risks associated with the acts or omissions of our licensees and third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-security incidents and other cyber-security risks; changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate; risks relating to activist investor activity and other risks and uncertainties identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, should circumstances change, except as required by law.

Contact:	Guess?, Inc.
Fabrice Benarouche
Senior Vice President Finance, Investor Relations and Chief Accounting Officer
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Three Months Ended				Six Months Ended
	Aug 2, 2025		Aug 3, 2024		Aug 2, 2025		Aug 3, 2024

Product sales	$746,680	96.6%	$703,460	96.0%	$1,369,486	96.4%	$1,266,413	95.6%
Net royalties	26,257	3.4%	29,100	4.0%	51,252	3.6%	58,090	4.4%
Net revenue	772,937	100.0%	732,560	100.0%	1,420,738	100.0%	1,324,503	100.0%

Cost of product sales	444,168	57.5%	412,617	56.3%	833,512	58.7%	756,459	57.1%

Gross profit	328,769	42.5%	319,943	43.7%	587,226	41.3%	568,044	42.9%

Selling, general and administrative expenses	308,588	39.9%	282,951	38.7%	595,124	41.9%	549,799	41.4%
Asset impairment charges	2,266	0.3%	2,277	0.3%	8,355	0.6%	3,418	0.3%
Net gains on lease modifications	—	—%	—	—%	(236)	(0.0%)	—	—%
Gain on sale of assets	—	—%	(13,781)	(1.9%)	—	—%	(13,781)	(1.0%)
(Gain) loss on equity method investment	(171)	(0.0%)	720	0.1%	(795)	(0.1%)	720	0.1%

Earnings (loss) from operations	18,086	2.3%	47,776	6.5%	(15,222)	(1.1%)	27,888	2.1%

Other income (expense):
Interest expense	(7,871)	(1.0%)	(7,707)	(1.1%)	(15,709)	(1.1%)	(14,081)	(1.1%)
Interest income	2,995	0.4%	2,957	0.4%	5,022	0.4%	6,605	0.5%
Loss on extinguishment of debt	—	—%	—	—%	—	—%	(1,952)	(0.1%)
Other income (expense), net	2,091	0.3%	(39,873)	(5.4%)	3,455	0.2%	(4,106)	(0.3%)

Earnings (loss) before income tax expense	15,301	2.0%	3,153	0.4%	(22,454)	(1.6%)	14,354	1.1%

Income tax expense	7,011	0.9%	11,789	1.6%	495	0.0%	7,084	0.6%

Net earnings (loss)	8,290	1.1%	(8,636)	(1.2%)	(22,949)	(1.6%)	7,270	0.5%

Net earnings attributable to noncontrolling interests	2,048	0.3%	1,967	0.2%	3,737	0.3%	4,851	0.3%

Net earnings (loss) attributable to Guess?, Inc.	$6,242	0.8%	$(10,603)	(1.4%)	$(26,686)	(1.9%)	$2,419	0.2%

Net earnings (loss) per common share attributable to common stockholders:
Basic	$0.12		$(0.21)		$(0.53)		$0.04
Diluted	$0.12		$(0.28)		$(0.53)		$0.04

Weighted average common shares outstanding attributable to common stockholders:
Basic	51,499		52,436		51,437		52,672
Diluted	52,115		67,092		51,437		54,118

Effective income tax rate	45.8%		373.9%		(2.2%)		49.4%

Adjusted selling, general and administrative expenses[1]:	$300,484	38.9%	$281,280	38.4%	$585,344	41.2%	$537,065	40.5%

Adjusted earnings from operations[1]:	$28,456	3.7%	$37,943	5.2%	$2,677	0.2%	$30,259	2.3%

Adjusted net earnings (loss) attributable to Guess?, Inc.[1]:	$13,755	1.8%	$22,950	3.1%	$(8,505)	(0.6%)	$9,140	0.7%

Adjusted weighted average common shares outstanding attributable to common stockholders:
Adjusted Diluted[1,2]	52,115		53,835		51,437		54,118

Adjusted net earnings (loss) per common share attributable to common stockholders:
Adjusted Diluted[1,2]	$0.26		$0.42		$(0.17)		$0.16

Adjusted effective income tax rate[1]:	37.9%		26.3%		1,599.4%		34.5%
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See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliations of (i) reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, (ii) reported GAAP earnings (loss) from operations to adjusted earnings from operations, (iii) reported GAAP net earnings (loss) attributable to Guess?, Inc. to adjusted net earnings (loss) attributable to Guess?, Inc., and (iv) reported GAAP income tax expense to adjusted income tax expense are as follows:

	Three Months Ended		Six Months Ended
	Aug 2, 2025	Aug 3, 2024	Aug 2, 2025	Aug 3, 2024

Reported GAAP selling, general and administrative expenses	$308,588	$282,951	$595,124	$549,799
Certain professional service and legal fees and related credits (costs)[3]	(486)	127	(328)	67
Proposed transaction costs[4]	(5,986)	—	(7,820)	—
Transaction costs[5]	—	(142)	—	(5,726)
Separation charges[6]	—	(1,656)	—	(7,075)
Restructuring charges[7]	(1,632)	—	(1,632)	—

Adjusted selling, general and administrative expenses[1]	$300,484	$281,280	$585,344	$537,065

Reported GAAP earnings (loss) from operations	$18,086	$47,776	$(15,222)	$27,888
Certain professional service and legal fees and related (credits) costs[3]	486	(127)	328	(67)
Proposed transaction costs[4]	5,986	—	7,820	—
Transaction costs[5]	—	142	—	5,726
Separation charges[6]	—	1,656	—	7,075
Restructuring charges[7]	1,632	—	1,632	—
Asset impairment charges[8]	2,266	2,277	8,355	3,418
Net gains on lease modifications[9]	—	—	(236)	—
Gain on sale of assets[10]	—	(13,781)	—	(13,781)

Adjusted earnings from operations[1]	$28,456	$37,943	$2,677	$30,259

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$6,242	$(10,603)	$(26,686)	$2,419
Certain professional service and legal fees and related (credits) costs[3]	486	(127)	328	(67)
Proposed transaction costs[4]	5,986	—	7,820	—
Transaction costs[5]	—	142	—	5,726
Separation charges[6]	—	1,656	—	7,075
Restructuring charges[7]	1,632	—	1,632	—
Asset impairment charges[8]	2,266	2,277	8,355	3,418
Net gains on lease modifications[9]	—	—	(236)	—
Loss on extinguishment of debt[11]	—	—	—	1,952
Amortization of debt discount[12]	844	775	1,692	1,475
Fair value remeasurement of derivatives[13]	(1,072)	40,492	3,181	1,982
Gain on sale of assets[10]	—	(14,569)	—	(14,569)
Discrete income tax adjustments[14]	—	280	—	561
Income tax impact from adjustments[15]	(2,629)	2,627	(4,591)	(832)

Total adjustments affecting net earnings (loss) attributable to Guess?, Inc.	7,513	33,553	18,181	6,721

Adjusted net earnings (loss) attributable to Guess?, Inc.[1]	$13,755	$22,950	$(8,505)	$9,140

Reported GAAP income tax expense	$7,011	$11,789	$495	$7,084
Discrete income tax adjustments[14]	—	(280)	—	(561)
Income tax impact from adjustments[15]	2,629	(2,627)	4,591	832

Adjusted income tax expense[1]	$9,640	$8,882	$5,086	$7,355

Adjusted effective income tax rate[1]	37.9%	26.3%	1,599.4%	34.5%
__________________________________________________________________
See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliation of reported GAAP diluted earnings (loss) per share to adjusted diluted earnings (loss) per share is as follows:

	Three Months Ended		Six Months Ended
	Aug 2, 2025	Aug 3, 2024	Aug 2, 2025	Aug 3, 2024

Reported GAAP diluted earnings (loss) per share	$0.12	$(0.28)	$(0.53)	$0.04
Certain professional service and legal fees and related (credits) costs[3,16]	0.01	(0.00)	0.00	(0.00)
Proposed transaction costs[4,16]	0.09	—	0.12	—
Transaction costs[5,16]	—	0.01	—	0.08
Separation charges[6,16]	—	0.02	—	0.10
Restructuring charges[7,16]	0.02	—	0.02	—
Asset impairment charges[8,16]	0.03	0.03	0.13	0.05
Net gains on lease modifications[9,16]	—	—	(0.00)	—
Loss on extinguishment of debt[11,16]	—	—	—	0.03
Amortization of debt discount[12,16]	0.01	0.01	0.03	0.02
Fair value remeasurement of derivatives[13]	(0.02)	0.60	0.06	0.04
Gain on sale of assets[10],[16]	—	(0.17)	—	(0.21)
Discrete income tax adjustments[14]	—	0.00	—	0.01
Convertible notes if-converted method[2]	—	0.21	—	0.00
Effect of dilutive stock options and restricted stock units[17]	—	(0.01)	—	0.00

Adjusted diluted earnings (loss) per share[1,2]	$0.26	$0.42	$(0.17)	$0.16
__________________________________________________________________
See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Six Months Ended
	Aug 2, 2025	Aug 3, 2024	% change	Aug 2, 2025	Aug 3, 2024	% change
Net revenue:
Europe	$436,911	$383,230	14%	$742,983	$667,103	11%
Americas Retail	178,810	181,494	(1%)	336,008	325,690	3%
Americas Wholesale	75,194	84,404	(11%)	176,625	146,532	21%
Asia	55,765	54,332	3%	113,870	127,088	(10%)
Licensing	26,257	29,100	(10%)	51,252	58,090	(12%)
Total net revenue	$772,937	$732,560	6%	$1,420,738	$1,324,503	7%

Earnings (loss) from operations:
Europe	$46,381	$37,394	24%	$37,492	$36,955	1%
Americas Retail	(6,648)	2,693	(347%)	(23,156)	(7,698)	201%
Americas Wholesale	14,730	15,980	(8%)	34,881	30,107	16%
Asia	(3,803)	(1,224)	211%	(5,596)	2,517	(322%)
Licensing	25,056	27,136	(8%)	48,075	53,814	(11%)
Reconciliation to total earnings (loss) from operations:
Corporate overhead	(55,364)	(45,707)	21%	(98,799)	(98,170)	1%
Asset impairment charges	(2,266)	(2,277)	(0%)	(8,355)	(3,418)	144%
Net gains on lease modifications	—	—		236	—
Gain on sale of assets	—	13,781	(100%)	—	13,781	(100%)
Total earnings (loss) from operations	$18,086	$47,776	(62%)	$(15,222)	$27,888	(155%)

Operating margins:
Europe	10.6%	9.8%		5.0%	5.5%
Americas Retail	(3.7%)	1.5%		(6.9%)	(2.4%)
Americas Wholesale	19.6%	18.9%		19.7%	20.5%
Asia	(6.8%)	(2.3%)		(4.9%)	2.0%
Licensing	95.4%	93.3%		93.8%	92.6%

GAAP operating margin for total Company	2.3%	6.5%		(1.1%)	2.1%
Certain professional service and legal fees and related (credits) costs[1,3]	0.1%	(0.0%)		0.0%	(0.0%)
Proposed transaction costs[1,4]	0.8%	—%		0.6%	—%
Transaction costs[1,5]	—%	0.0%		—%	0.4%
Separation charges[1,6]	—%	0.3%		—%	0.5%
Restructuring charges[1,7]	0.2%	—%		0.1%	—%
Asset impairment charges[1,8]	0.3%	0.3%		0.6%	0.3%
Net gains on lease modifications[1,9]	—%	—%		(0.0%)	—%
Gain on sale of assets[1,10]	—%	(1.9%)		—%	(1.0%)
Adjusted operating margin for total Company[1]	3.7%	5.2%		0.2%	2.3%
__________________________________________________________________
See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
	Aug 2, 2025			Aug 3, 2024

	Three Months Ended				% change
Net revenue:
Europe	$436,911	$(20,784)	$416,127	$383,230	14%	9%
Americas Retail	178,810	1,338	180,148	181,494	(1%)	(1%)
Americas Wholesale	75,194	1,154	76,348	84,404	(11%)	(10%)
Asia	55,765	(365)	55,400	54,332	3%	2%
Licensing	26,257	—	26,257	29,100	(10%)	(10%)
Total net revenue	$772,937	$(18,657)	$754,280	$732,560	6%	3%

	Six Months Ended
Net revenue:
Europe	$742,983	$(16,733)	$726,250	$667,103	11%	9%
Americas Retail	336,008	5,020	341,028	325,690	3%	5%
Americas Wholesale	176,625	5,491	182,116	146,532	21%	24%
Asia	113,870	2,407	116,277	127,088	(10%)	(9%)
Licensing	51,252	—	51,252	58,090	(12%)	(12%)
Total net revenue	$1,420,738	$(3,815)	$1,416,923	$1,324,503	7%	7%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	Aug 2, 2025	Feb 1, 2025	Aug 3, 2024

ASSETS

Cash and cash equivalents	$189,635	$187,696	$218,856

Receivables, net	368,674	391,161	332,037

Inventories	668,378	562,649	603,263

Other current assets	101,308	107,864	101,701

Property and equipment, net	258,226	240,114	238,088

Restricted cash	812	796	1,394

Operating lease right-of-use assets	933,717	839,879	767,463

Other assets	455,548	436,519	513,843

Total assets	$2,976,298	$2,766,678	$2,776,645

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$27,120	$40,948	$41,348

Current operating lease liabilities	189,254	176,972	187,568

Other current liabilities	655,261	613,412	626,598

Long-term debt and finance lease obligations	258,370	150,668	187,838

Convertible senior notes due 2028, net	338,222	336,527	350,546

Long-term operating lease liabilities	793,515	715,755	638,228

Other long-term liabilities	173,738	181,621	212,491

Redeemable and nonredeemable noncontrolling interests	53,267	45,768	40,818

Guess?, Inc. stockholders’ equity	487,551	505,007	491,210

Total liabilities and stockholders’ equity	$2,976,298	$2,766,678	$2,776,645

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Six Months Ended
	Aug 2, 2025	Aug 3, 2024

Net cash provided by operating activities	$1,500	$21,734

Net cash used in investing activities	(46,310)	(60,894)

Net cash provided by (used in) financing activities	38,164	(95,441)

Effect of exchange rates on cash, cash equivalents and restricted cash	8,601	(5,434)

Net change in cash, cash equivalents and restricted cash	1,955	(140,035)

Cash, cash equivalents and restricted cash at the beginning of the period	188,492	360,285

Cash, cash equivalents and restricted cash at the end of the period	$190,447	$220,250

Supplemental information:

Depreciation and amortization	$35,846	$33,581

Total lease costs (excluding finance lease cost)	$187,630	$171,730

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow
(in thousands)

	Six Months Ended
	Aug 2, 2025	Aug 3, 2024

Net cash provided by operating activities	$1,500	$21,734

Less: Purchases of property and equipment	(43,387)	(41,478)

Less: Payments for property and equipment under finance leases	(2,711)	(3,216)

Free cash flow	$(44,598)	$(22,960)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated
	As of Aug 2, 2025

United States	263	263	—	—	—	—
Canada	51	51	—	—	—	—
Central and South America	109	93	16	48	48	—

Total Americas	423	407	16	48	48	—

Europe and the Middle East	783	576	207	69	69	—
Asia and the Pacific	383	79	304	202	127	75

Total	1,589	1,062	527	319	244	75

	As of Aug 3, 2024

United States	264	264	—	—	—	—
Canada	54	54	—	—	—	—
Central and South America	100	88	12	29	29	—

Total Americas	418	406	12	29	29	—

Europe and the Middle East	780	555	225	58	58	—
Asia and the Pacific	393	93	300	222	131	91

Total	1,591	1,054	537	309	218	91

Guess?, Inc. and Subsidiaries
Footnotes to Condensed Consolidated Financial Data

Footnote:

[1]
The adjusted results exclude certain professional service and legal fees and related (credits) costs, costs incurred in connection with the evaluation by the Special Committee of the Company’s Board of Directors of a non-binding proposal received from WHP Global to acquire the outstanding shares of the Company and subsequent evaluation and work in connection with the signing of a definitive agreement with Authentic Brands Group (collectively, the “Proposed Transaction Costs”), transaction costs in connection with the acquisition of rag & bone, separation charges related to the transition of the operation of the Company’s U.S. distribution center, restructuring costs and charges incurred in connection with the planned exit of certain retail stores in North America and Greater China, asset impairment charges, net gains on lease modifications, loss on extinguishment of debt, amortization of debt discount, fair value remeasurement of derivatives associated with the 2028 Notes, gain on the sale of assets related to the U.S. distribution center and the settlement of the related interest rate swap, the related income tax impacts of these adjustments, as well as certain discrete income tax adjustments related primarily to the impact from changes in the income tax law in certain jurisdictions, where applicable. The weighted average diluted shares outstanding used for adjusted diluted earnings (loss) per share excludes the dilutive impact of the Notes, based on the bond hedge contracts in place. A reconciliation of actual results to adjusted results is presented in the “Reconciliation of GAAP Results to Adjusted Results.”

[2]
The Company excludes the dilutive impact of the Notes at stock prices below $40.65 and $36.89 for the 2024 Notes and the 2028 Notes, respectively, based on the bond hedge contracts in place that will deliver shares to offset dilution. At stock prices in excess of $36.89 for the 2028 Notes, the Company would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

[3]	Adjustments represent certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations.

[4]	Adjustments represent Proposed Transaction Costs, which the Company otherwise would not have incurred as part of its business operations.

[5]	Adjustments represent transaction costs in connection with the rag & bone acquisition, which the Company otherwise would not have incurred as part of its business operations.

[6]	Adjustments represent separation charges related to the transition of the operation of the Company’s U.S. distribution center, which was formerly owner-operated, to a third-party logistics provider.

[7]	Adjustments represent restructuring costs and charges incurred in connection with the planned exit of certain retail stores in North America and Greater China.

[8]
Adjustments represent asset impairment charges related primarily to impairment of property and equipment related to certain retail locations resulting from under-performance and expected store closures.

[9]	Adjustments represent net gains on lease modifications related primarily to the early termination of certain lease agreements.

[10]	Adjustments represent the gain on the sale of assets related to the U.S. distribution center within earnings from operations and the settlement of the related interest rate swap within other income (expense).

[11]	Adjustments represent loss on extinguishment of debt from a portion of the exchanged 2024 Notes in March 2024.

[12]	In April 2023, January 2024 and March 2024, the Company issued $275 million, $65 million and $12 million principal amount of 3.75% convertible senior notes due 2028 in private offerings, respectively. The debt discount resulted from: (1) the modification accounting for a portion of the exchanged 2024 Notes in April 2023, and (2) recognized embedded derivative liability for the issuances of the Additional 2028 Notes. The debt discount will be amortized as non-cash interest expense over the term of the 2028 Notes.

[13]	Adjustments represent changes in fair value of the equity-linked derivatives associated with the 2028 Notes.

[14]	Adjustments represent discrete income tax items related primarily to the impact from changes in the income tax law in certain jurisdictions.

[15]
The income tax effect of certain professional service and legal fees and related (credits) costs, Proposed Transaction Costs, transaction costs in connection with the acquisition of rag & bone, separation charges related to the transition of the operation of the Company’s U.S. distribution center, restructuring costs and charges incurred in connection with the planned exit of certain retail stores in North America and Greater China, asset impairment charges, net gains on lease modifications, loss on extinguishment of debt, amortization of debt discount and gain on the sale of assets related to U.S. distribution center and the settlement of the related interest rate swap was based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

[16]	Adjustments include the related income tax effect based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

[17]	Adjustments represent the potentially dilutive impact of outstanding stock options and restricted stock units which are not included in the computation of diluted net loss per share as the impact would be antidilutive.